EXHIBIT 10.27

O'CHARLEY'S INC. (THE "COMPANY")

SUMMARY OF DIRECTOR AND NAMED EXECUTIVE OFFICER COMPENSATION

I.           DIRECTOR COMPENSATION. Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. The following table sets forth current rates of cash compensation for the Company's non-employee directors.

Annual Retainer	$25,000 (payable in quarterly installments)

Fee for attending each Board or
Committee meeting in person	$3,000

Fee	for attending each Board or
Committee meeting by telephone	$500 per Committee meeting/$1,000 per Board meeting

Additional annual fee for the Audit
Committee Chair, Compensation and Human
Resources Committee Chair and Nominating
and Corporate Governance Committee Chair	$6,000 (payable in quarterly installments)

Each non-employee director receives a grant of restricted stock valued at $100,000 on the date of his or her initial election or appointment to the Board. These shares vest in three equal, annual installments beginning on the first anniversary date of the grant. In addition, on the date of each annual meeting of shareholders, each non-employee director who continues as a director following such meeting and who has served as a director for at least 11 months prior to such meeting receives a grant of restricted stock valued at $80,000 based on the closing price of the Company’s common stock on the date of grant.  The shares vest in full on the date of the next annual meeting of shareholders following the date of grant.

II.           NAMED EXECUTIVE OFFICER COMPENSATION. The following table sets forth the current base salaries provided to the Company's President and Chief Executive Officer and Chief Financial Officer and three other most highly compensated executive officers.  For 2009 and 2010, none of our named executive officers received a raise in base salary over 2008, other than Mr. Warne in connection with his promotion to Chief Executive Officer.

EXECUTIVE OFFICER	CURRENT SALARY
Jeffrey D. Warne	$600,000
Lawrence E. Hyatt	$422,650
Wilson Craft	$445,000
John R. Grady	$357,000
Lawrence D. Taylor	$299,600

 The Company's President and Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers are also eligible to receive cash incentive bonuses for fiscal 2010 financial performance.  For 2010, the Company has established target cash bonuses (as a percentage of base salary) for its named executive officers as follows.

EXECUTIVE OFFICER	TARGET
Jeffrey D. Warne	100%
Lawrence E. Hyatt	67%
Wilson Craft	70%
John R. Grady	60%
Lawrence D. Taylor	60%

Bonuses will only be paid if the Company meets or exceeds budgeted pre-bonus EBITDA.

For Messrs. Warne, Hyatt and Taylor, the performance targets are based entirely on meeting the corporate pre-bonus EBITDA budget.  For Messrs. Craft and Grady, the performance targets are based 40% on meeting the corporate pre-bonus EBITDA budget and 60% on meeting concept pre-bonus EBITDA (O'Charley's and Ninety Nine, respectively) budget.

In addition to their base salaries and bonus potential, the most highly compensated executive officers are also eligible to:

•	participate in the Company's long-term incentive program, which currently involves the award of non-qualified stock options pursuant to the Company's 2008 Equity and Incentive Plan;

•	receive a $25,000 per year car allowance;

•	participate in the Company's Deferred Compensation Plan;

•	participate in the Company's broad-based benefit programs generally available to its salaried employees, including health, disability and life insurance programs; and

•	receive Company-provided life, accidental death and dismemberment, short-term disability and long-term disability insurance benefits.

III.           ADDITIONAL INFORMATION. The foregoing information is summary in nature. Additional information regarding director and Named Executive Officer compensation will be provided in the Company’s proxy statement to be filed in connection with the 2010 annual meeting of stockholders.

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